PURCHASE AGREEMENT

DATED AS OF NOVEMBER 17, 2005

BETWEEN

LIPITEK INTERNATIONAL, INC.

AND

ONCOVISTA, INC.

PURCHASE AGREEMENT

PURCHASE AGREEMENT ("Agreement") dated as of November 17, 2005 ("Effective Date"), by and among OncoVista, Inc., a Delaware corporation with its principal office at Texas Research Park, 14785 Omicron Drive, Suite 104, San Antonio, TX 78245 ("Buyer"), Lipitek International, Inc., a Texas corporation with its principal office at Texas Research Park, 14785 Omicron Drive, Suite 104, San Antonio, TX 78245 ("Seller"), and, for the purposes of Sections 4.1(b) and 4.3, Dr. Alexander L. Weis, an individual residing at 22 Galleria Drive, San Antonio, Texas 78257 ("Weis").

Seller is the sole member of Lipitek Research LLC, a Texas limited liability company with its principal office at Texas Research Park, 14785 Omicron Drive, Suite 104, San Antonio, TX 78245 ("Company"). Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the entire membership interest in the Company, all upon the terms and conditions hereinafter set forth.

Therefore, in consideration of the foregoing premises and the promises herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

Article I. TRANSFER AND PAYMENT FOR THE MEMBERSHIP INTEREST.

Section 1.01 Transfer of the Membership Interest. Upon the terms and provisions of this Agreement, Buyer agrees to purchase and accept delivery from Seller, and Seller agrees to sell, assign, transfer, and deliver to Buyer, the entire membership interest in the Company (the "Interest"), free and clear of all liens, claims, charges, restrictions, equities, restrictions, rights, options, voting agreements or trusts, adverse interests, litigation, or encumbrances of any kind (collectively, "Liens") together with all rights now and hereafter attaching or accruing thereto.

Section 1.02 Consideration. Subject to Sections 1.3 and 6.3, the aggregate purchase price for the Interest will be Five Million United States Dollars (US$ 5,000,000) (the "Purchase Price") to be paid as follows:

(a) Buyer will pay Seller twenty percent (20%) of the gross revenue paid to and received by the Company in the ordinary course of business from research and related contracts during the period (the "Revenue Period") from the Effective Date through the earliest to occur of (i) July 28, 2012, (ii) the payment to Buyer under Sections 1.02(a) and 1.02(b) of aggregate payments equal to the Purchase Price, or (iii) the payment under Section 1.02(c).

(b) On each of April 1, 2006 and July 1, 2006, Buyer will pay Seller $50,000. On October 1, 2006, Buyer will pay Seller $100,000. Payments will be made either by check or wire transfer to an account of Seller designated in writing by Seller no less than five days before the applicable payment is due.

(c) Beginning January 1, 2007, Buyer will pay Seller at the rate of $200,000 per year in equal payments of $50,000 payable at the beginning of each calendar quarter (the "Minimum Annual Payment"). Payments will be made either by check or wire transfer to an account of Seller designated in writing by Seller no less than five days before the applicable payment is due.

(d) On or before July 28, 2012, Buyer shall pay Seller an amount equal to the difference of (i) the Purchase Price, minus (ii) the aggregate payments made to Buyer under Sections 1.02(a) and 1.02(b) prior to the making of such payment.

Section 1.03 Cancellation at Buyer's Option. Notwithstanding anything in Section 1.02, at any time prior to the payment of the entire Purchase Price, Buyer may elect in its sole discretion to abandon the purchase of the Company by giving thirty (30) days written notice of such election to Seller, which notice shall be irrevocable once given. In such event: (i) Buyer shall have no further obligation to make any payments under Section 1.02, (ii) Buyer will promptly transfer and assign to Seller all of the Interest, free and clear of all Liens created by Buyer, (iii) Buyer will be deemed to have forfeited any amounts paid under Section 1.02 and Seller will not be obligated to repay any such amounts received from Buyer, and (iv) any further obligations of Buyer, Seller, and Weis under this Agreement, including without limitation those under Articles II, IV, VI and VII, shall automatically be terminated except that such termination shall not release any party of any obligations for a breach arising prior to such termination, including without limitation any failure by Buyer to make any payments due under this Agreement prior to such termination.

Article II. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller represents and warrants to Buyer that:

Section 2.01 Organization and Authority of Seller. Seller is a corporation duly incorporated and validly existing under the laws of the State of Texas. Seller has the right, power and authority to execute and deliver this Agreement and the other agreements and documents contemplated by this Agreement (all such agreements and documents will be known hereafter as the "Transaction Documents" regardless of which party is required to execute or deliver any such agreement or document and such reference will refer to a document executed by a respective party to whom the reference relates) and to carry out its or his obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and shareholders of Seller, and no other proceeding, authorization or approval on the part of Seller is necessary to authorize the execution and delivery of this Agreement or any Transaction Document or the performance by Seller of any of the transactions contemplated hereby or thereby. This Agreement and each Transaction Document has been duly executed and delivered on behalf of Seller and, when executed and delivered by all required parties thereto, will be a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws of general application affecting the rights of creditors and applicable laws, regulations and principles of equity which may restrict the enforcement of certain equitable remedies.

Section 2.02 Organization of the Company. The Company is a limited liability company duly organized and validly existing under the laws of the State of Texas, and has all requisite limited liability company right, power and authority to own or lease and to operate its properties and to carry on its business as now being conducted and presently contemplated to be conducted. Attached hereto as **Schedule 2.02** are complete and correct copies of the Certificate of Organization and Regulations, and all amendments thereto, of the Company (the "Governing Instruments"). The Company is qualified or licensed to do business as a foreign limited liability company in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company or its business.

Section 2.03 Approvals. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement and the Transaction Documents by Seller, or the consummation of the transactions contemplated hereby or thereby. Except for consents set forth in **Schedule 2.03**, each of which have been obtained, no consent of any third party is necessary to permit the consummation of the transactions contemplated by this Agreement and the Transaction Documents, except where the failure to obtain such consent would not have a material adverse effect on the Company or its business.

Section 2.04 Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of Seller's Articles of Incorporation or By-laws or the Governing Instruments; (b) violate any material provision of, or result in the breach or the acceleration of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), any material obligation under, any material mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment, or decree to which either the Company or Seller is a party or by which it is bound; (c) result in the creation or imposition of any material Lien upon any material property of either the Company or Seller; or (d) violate or conflict with any other material restriction or any law, ordinance, or rule to which either the Company or Seller or any property of either the Company or Seller is subject.

Section 2.05 Equity Interests. The Interest constitutes the entire outstanding membership interest in the Company. The Interest is duly authorized and was validly issued, and Seller owns the Interest free and clear of all Liens. Seller has the right, power, and authority to transfer the Interest as provided herein, and upon the execution and delivery of this Agreement, Buyer will have good and valid title to the Interest, free and clear of all Liens, assuming that Buyer has no actual knowledge of any adverse claim with respect thereto. The Interest is not represented by any certificate. There are no outstanding subscriptions, options, conversion rights, warrants, or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating the Company to issue, deliver, sell, or cause to be issued, delivered, or sold, any additional equity interest in the Company, or obligating the Company to grant, extend, or enter into any such agreement or commitment. There are no rights of first refusal, pre-emptive rights, or other similar agreements obligating Seller or the Company to offer the Interest or any other equity interest to any person, and the Interest was not issued in violation of any pre-emptive or similar rights.

Section 2.06 Subsidiaries. The Company does not own and has never owned any capital stock or other equity interest in any entity.

Section 2.07 Contracts.

(a) **Schedule 2.07** contains a complete and correct list of all material agreements, contracts, and commitments of every type to which the Company is a party or by which it or any of its assets is bound (the "Contracts").

(b) Buyer has been given access to complete and correct copies of all Contracts, together with all amendments and side letters thereto. The Contracts are in full force and effect, and all parties to the Contracts have performed all material obligations required to be performed by them under the Contracts through the date hereof, and the Company is not, and no other party is, in default thereunder.

(c) No agreement, contract, or commitment to which the Company is a party or by which it or any of its assets is bound purports to limit its freedom to compete in any line of business or with any person or entity. The Company has not granted any outstanding power of attorney to any person or entity.

Section 2.08 Company Operations. The Company was formed on December 27, 2004, and was capitalized by the transfer of assets from Seller using the documents attached hereto as **Schedule 2.08** (the "Transfer Documents"). For purposes of the representations and warranties in Sections 2.01 through 2.04, the Transfer Documents shall be included within the defined term "Transaction Documents." Since its formation, the Company has had no operations other than entering into and performing its obligations under the Transfer Documents and the Contracts and preparing for the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

Section 2.09 Title to and Condition of the Assets of the Company.

(a) The assets owned by the Company are described in the Transfer Documents. The Company has good title to all assets owned by it, free and clear of all material Liens. The material facilities, machinery, furniture, office, and other equipment of the Company that are used in its business are in good operating condition and repair, subject only to the ordinary wear and tear of that business, and neither the Company nor any property or asset owned or leased by it is in violation of any applicable ordinance, regulation, or building, zoning, environmental or other law in respect thereof, the violation of which will have a material adverse effect on the financial condition, the conduct of the business or the ownership or use of any of the properties or assets of the Company.

(b) The Company does not own real estate. **Schedule 2.09** sets forth all personal property and real estate leased to the Company and specifies, in the case of real estate, the location of each property. The Company has not received any written notice from any governmental agency, board, bureau, body, department, or other authority, which materially restricts the use of any of the real estate described in **Schedule 2.09**. Except as set forth in **Schedule**

2.09, there is no easement, right-of-way agreement, license, sublease, occupancy agreement, or like instrument with respect to any of the real estate described in **Schedule 2.09** which would have a material adverse effect on the Company's or the Subsidiary's use of such real estate.

Section 2.10 No Liabilities. Except for obligations under the Contracts, the Company has not incurred any material liability or obligation (absolute, accrued, contingent, or otherwise) of any nature.

Section 2.11 Litigation.

(a) There are no actions, suits, proceedings, investigations, or inquiries pending or, to the best of the Company's and Seller's knowledge, after due inquiry, threatened against or affecting the business, operations, financial condition, or prospects of the Company at law or in equity in any court or before any federal, state, municipal, or other governmental department, commission, board, bureau or agency that reasonably could be expected to have an adverse effect on the Company's or Seller's right or ability to execute and deliver this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby.

(b) The Company is not in default in respect of any judgment, order, writ, injunction, or decree of any court or any other governmental department, commission, board, bureau or agency that reasonably could be expected to have an adverse effect on the Company's or Seller's right or ability to execute and deliver this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby.

(c) There are no actions, suits, proceedings, investigations, or inquiries pending or, to the best of the Company's and Seller's knowledge, after due inquiry, threatened against the Company or Seller at law or in equity in any court or before any other governmental department, commission, board, bureau or agency that reasonably could be expected to have an adverse effect on the Company's or Seller's right or ability to execute and deliver this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby.

Section 2.12 Employee Matters. The Company does not yet have, and has never had, any employees. The Company is not responsible for any liabilities, obligations or requirement to make any contributions to any employee benefit plan established by any other person.

Section 2.13 Compliance with Laws, etc. The Company has complied with and is in compliance with all domestic and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders, or decrees applicable to it or any of its properties, assets, operations, and business, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, permit, judgment, order, or decree, where the failure to be in compliance or where the claim of default would have a material adverse effect on the Company, the Subsidiary or its or their business.

Section 2.14 Environmental Matters. To the knowledge of Seller and Weis, the Company is now and has been at all times in full compliance with any and all applicable laws and regulations pertaining to the regulation and protection of the environment and the health and safety of the public.

Section 2.15 Governmental Authorizations and Regulations. The Company holds all licenses, franchises, permits, and other governmental authorizations material to the conduct of its business as currently proposed to be conducted. Such licenses, franchises, permits, and other governmental authorizations are valid, and none of the Company, Seller or Weis has received any notice that any governmental authority intends to cancel, terminate, or not renew any such license, franchise, permit, or other governmental authorization.

Section 2.16 No Brokers. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on by the Company and Seller without the intervention of any person or firm in such manner as to give rise to any valid claim against any of the parties for a brokerage commission, finder's fee or similar compensation.

Section 2.17 Disclosure. No representation or warranty made by Seller in this Agreement or in the certificates, documents or other instruments delivered pursuant to this Agreement contains any untrue statement of a material fact.

Article III. REPRESENTATIONS AND WARRANTIES OF BUYER TO SELLER. Buyer represents and warrants to Seller that:

Section 3.01 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease and to operate its properties and to carry on its business as now being conducted.

Section 3.02 Authority for Agreements. Buyer has the power and authority to execute this Agreement and the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action or the part of Buyer, and no other proceeding, authorization or approval on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and the Transaction Documents by Buyer or the performance by Buyer of any of the transactions contemplated hereby and thereby. When executed and delivered by Buyer, this Agreement and the Transaction Documents will be binding upon and enforceable against Buyer in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws of general application affecting the rights of creditors and applicable laws and regulations and principles of equity which may restrict the enforcement of certain equitable remedies.

Section 3.03 Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and

thereby by Buyer will not, (a) violate any provision of the Certificate of Incorporation or By-laws of Buyer; (b) violate any material provision of, or result in the breach or the acceleration of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), any material obligation under, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment, or decree to which Buyer is a party or by which it is bound; (c) result in the creation or imposition of any material Lien upon any property of Buyer; or (d) violate or conflict with any other material restriction or any law, ordinance, or rule to which Buyer or its property is subject.

Section 3.04 Approvals. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement and the Transaction Documents by Buyer or the consummation of the transactions contemplated hereby and thereby.

Section 3.05 No Brokers. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on by Buyer without the intervention of any person or firm in such manner as to give rise to any valid claim against any of the parties for a brokerage commission, finder's fee or similar compensation.

Article IV. COVENANTS OF THE COMPANY AND SELLER. Seller covenants and agrees that:

Section 4.01 Public Disclosures; Confidential Information.

(a) Neither party will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of the other parties or as otherwise required by law or stock exchange rule.

(b) Any party receiving Confidential Information (the "Recipient Party") from another party hereto (the "Disclosing Party") shall, and shall instruct all of its employees, representatives, agents, and affiliates to, treat all Confidential Information confidentially and not disclose it except in accordance herewith or use it for any purpose other than as set forth herein; provided, that (i) any Confidential Information may be disclosed to Recipient Party's agents who need to have access to such information and are directed by such party to treat such Confidential Information confidentially; (ii) Confidential Information may be disclosed without liability hereunder to the extent required by law or by the order or decree of any court or other governmental authority; provided, however, that the party legally compelled to disclose the Confidential Information will provide Disclosing Party with prompt notice of that fact so that Disclosing Party may attempt to obtain a protective order or other appropriate remedy. For purposes of this section, the term "Confidential Information" will be defined to mean all documents labeled as such by a Disclosing Party, all information relating to the Company and its operations, and all information relating to this Agreement and the transaction contemplated hereby, except to the extent that such information shall have become public knowledge other than by breach of this Agreement.

Section 4.02 Taxes.

(a) All taxes, including but not limited to corporation tax, municipal trade tax, VAT, employees tax and social security taxes presently due and payable have been paid and all tax returns presently required to be filed have been filed with respect to the Company and all of its properties and assets in accordance with the requirements of the applicable laws of all federal, state, local and foreign jurisdictions. No waivers of the statute of limitations are in effect with respect to federal or state income taxes payable by or on behalf of the Company. The Company has made all withholding of tax required to be made under all applicable federal, state and local tax laws and regulations and has made all payments to such tax authorities as are required with respect to such withholdings. The Company is currently not subject to any audit, examination or similar proceedings by any tax or social security authorities.

Section 4.03 Further Assurances. Seller will do, or will cause to be done, such further acts and things and deliver or cause to be delivered to Buyer such additional assignments, agreements, powers, and instruments as Buyer may reasonably require to carry into effect the purposes of this Agreement and the Transaction Documents or to better assure and confirm unto Buyer its rights, powers, and remedies hereunder and thereunder.

Section 4.04 Broker's Fees. In the event of any valid claim against any of the parties for a brokerage commission, finder's fee or similar compensation owed by the Company or Seller, Seller and not the Company, will pay the fees of any finders or brokers.

Article V. COVENANTS OF BUYER.

Section 5.01 Liability for Taxes. Buyer shall pay all sales, recording, transfer, stamp and similar taxes arising out of or in connection with the consummation of the transactions contemplated hereby.

Section 5.02 Further Assurances. Buyer agrees to do or cause to be done such further acts and things and deliver or cause to be delivered to Seller such additional assignments, agreements, powers, and instruments as Seller may reasonably require to carry into effect the purposes of this Agreement and the Transaction Documents or to better assure and confirm unto Seller its rights, powers, and remedies hereunder and thereunder.

Article VI. CERTAIN COVENANTS REGARDING CERTAIN COMPANY ASSETS.

Section 6.01 Current Status. The Company has been formed to segregate the "research arm" of Seller which has been conducting research for many years. The research includes, but is not limited to: glycospingolipids, glyco-conjugates, phospholipids, fluorescent probes and markers. In addition Seller had been recognized for synthetic capabilities, particularly of complex and chiral organic molecules. Seven clinical trial candidates were initially manufactured at Seller's facilities, which are now being leased to Buyer pursuant to a separate lease agreement (the "Lease"). Most of this research work was performed pursuant to a government or industrial grant or in connection with a research and development contract. The Company currently was engaged in the development of fluorescent TISH probes for cancer-relevant sequences pursuant to a

National Institutes of Health ("NIH") grant (2001-2005, NIH R21/R33, $514,000), which expires July 28, 2005, but is expected to be renewed. The Company also expects to enter into a Department of Defense contract for approximately $500,000 regarding liposome formulation of RNA probes after an initial $15,000 feasibility study. The Company expects to enter into a contract with the World Health Organization regarding D- and L-enantiomoers of DFMO. Finally, the Company has established synthetic capabilities in the following areas: nucleosides and nucleotides, novel dual feature probes, phospholipids, low frequency EMF, heterocycles, glycosphingolipids, chemical synthesis of small molecules, process development and optimization for scale up, and manufacturing up to a 10 kilogram scale. For the purposes of this Agreement, the foregoing is collectively referred to as "Current Research" and contractual commitments or grants are collectively referred to as "Research Contracts."

Section 6.02 Expectation. Buyer is purchasing the Company in part to benefit from acquiring the right to perform and benefit from the Current Research, including those Research Contracts which have been entered into by Seller or the Company and which Buyer can expect to be renewed with the Company or which the Company may enter into as result of the working relationships established by Seller, Weis, and/or other employees of the Company or Seller with past and present funding organizations. Buyer also expects that Seller will use Buyer's facilities for research purposes pursuant to the Lease, and, to the extent such facilities are available, Seller will perform such research at Buyer's facilities.

Section 6.03 Cooperation. Seller and Weis shall use all reasonable efforts to continue the Current Research in the Company, to assign any current Research Contracts to Buyer or an entity designated by Buyer, and to encourage prospective funders of, or partners with respect to, any Current Research or prospective research to enter into contracts therefor (or grants with respect thereto) with the Company so that the Company may be the exclusive vehicle for matters related to the Current Research. Without limiting the generality of the foregoing, Seller and Weis shall use reasonable best efforts to allow Buyer to receive equitable amounts for overhead under any applicable Research Contract. Also, to the extent any current Research Contract or renewal of such Research Contract may not be assignable to the Company, Seller and Weis shall use reasonable best efforts to allow the Company, as Seller's agent or otherwise, to collect and book the revenues associated with such Research Contracts. Weis and Seller shall also use reasonable best efforts to have current employees and non-employee consultants continue with the Company for as long as Buyer may request. Furthermore, Seller shall make its employees and non-employee consultants reasonably available on Buyer or the Company's request to consult with Buyer and the Company on issues related to the Current Research and Research Contracts.

Section 6.04 Right of First Negotiation. Weis and Seller shall use all reasonable efforts to insure that Buyer has the right of first negotiation with respect to any intellectual property of Seller related to anti-cancer, anti-fungal, anti-parasitic, and anti-malarial activities (except intellectual property derived from South American plants and vegetation) and to intellectual property which arises out of or is connected with any Current Research or Research Contract, regardless whether such Research Contract is assigned in connection with the transactions contemplated under this Agreement. Weis and Seller shall cause Buyer to be provided with regular reports about the development of such intellectual property and the possibility for licensing it. Buyer shall indicate its desire to enter into negotiations for such intellectual property

within 15 days after receiving a report that such intellectual property is available for license. Buyer shall have not less than 45 days to negotiate the terms of any such license in good faith. If the parties are not able to reach agreement on the terms of the license, the license with any third party for such intellectual property shall not have terms materially more favorable to such third party than those offered to Buyer.

Article VII. INDEMNIFICATION.

Section 7.01 Indemnification of Buyer and the Company. From and after the Closing Date, Seller will indemnify, defend, and hold harmless Buyer and the Company and their respective officers, directors, shareholders, representatives, agents, and affiliates (collectively, "Buyer Indemnified Parties") from, against, and in respect of all claims, liabilities, actions, suits, proceedings, assessments, judgments, losses, damages, costs, and expenses (including interest, penalties, and reasonable accountants', experts', and attorneys' fees and disbursements, whether incurred in a third party action or an action to enforce this provision) (collectively, "Damages"), arising out of, relating to, or resulting from (a) any inaccuracy or breach of any of the written representations or warranties of Seller made in or pursuant to this Agreement or the Transaction Documents; or (b) the breach of any covenant, obligation, or agreement of Seller to be performed, fulfilled, or complied with pursuant to this Agreement or the Transaction Documents; provided, however, that in the event of Damages arising out of 7.01(a) or 7.01(b), Seller's indemnity obligation shall be limited to the aggregate payment amounts received by Seller under this Agreement.

Section 7.02 Indemnification of Seller. From and after the Closing Date, Buyer will indemnify, defend, and hold harmless Seller and its officers, directors, shareholders, representatives, agents, and affiliates (collectively, the "Seller Indemnified Parties") from, against, and in respect of all Damages arising out of, relating to, or resulting from (a) any inaccuracy or material breach of any of the written representations or warranties of Buyer made in or pursuant to this Agreement or the Transaction Documents; or (b) the breach of any covenant, obligation, or agreement of Buyer to be performed, fulfilled, or complied with pursuant to this Agreement or the Transaction Documents.

Section 7.03 Survival of Representations, Warranties, Covenants and Indemnification. The representations and warranties set forth in the this agreement will survive the Closing and any investigation at any time made by or on behalf of Buyer or Seller, as applicable, and will expire upon the first anniversary of the Closing Date, except (a) as to the representations and warranties in Sections 2.01, 2.02, 2.05, 3.01, 3.02 and 3.03, which shall survive for the applicable statute of limitations period, and (b) as to any matter as to which a reasonably specific good faith claim has been submitted in writing to Buyer or Seller, as applicable, prior to such date. The covenants set forth herein will survive the Closing. The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including but not limited to by any of their respective advisors, consultants or representatives) or (other than in respect of disclosures contained or set forth in the disclosure schedules) by reason of the fact that Buyer or any of such advisors, consultants or representatives know or should have known that any such representation or warranty is or might be inaccurate.

Article VIII. MISCELLANEOUS.

Section 8.01 Complete Agreement; Amendments; Waivers. This Agreement, the Transaction Documents, and Weis' Employment Contract, together with the exhibits and schedules hereto and thereto contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect thereto. This Agreement may be amended only by a written instrument signed by the parties. No provision of this Agreement may be waived without a written instrument signed by the waiving party. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement will not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant, or condition, but the obligations of the parties with respect thereto will continue in full force and effect.

Section 8.02 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 8.03 Successors and Assigns. This Agreement will inure to the benefit of, and be binding upon, the parties and their respective executors, heirs, and permissible assigns. Neither this Agreement nor any of the rights or obligations hereunder (or under any document delivered pursuant hereto) may be assigned by a party without the prior written consent of the other parties, except that Buyer may assign this Agreement to any of its affiliates; provided, nothing in this Section 8.3 shall limit Buyer's ability to subsequently transfer or assign the Interest.

Section 8.04 Governing Law; Consent to Jurisdiction of Venue. This Agreement will be construed and enforced in accordance with the laws of the State of New York without giving effect to conflicts of laws principles. If mutually agreed, any action or proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement shall be resolved by arbitration. Otherwise, the parties consent to the exclusive personal jurisdiction of the state and federal courts located in New York if there is any dispute between them.

Section 8.05 Notices. All notices, claims, requests, demands, and other communications hereunder will be in writing and will be duly given if: (a) personally delivered or sent via telecopy or (b) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid as follows:

If to Buyer, to:

OncoVista, Inc.
Texas Research Park
14785 Omicron Drive, Suite 104
San Antonio, TX 78245
Attn. President

with a copy to:

Nixon Peabody LLP
30 S. Pearl Street
Albany, New York 12207
Attn. Todd M. Tidgewell, Esq.

If to Seller, to

Lipitek International, Inc.
Texas Research Park
14785 Omicron Drive, Suite 104
San Antonio, TX 78245
Attn. President

With a copy to:

Fulbright and Jaworski LLP
300 Convent Street, Suite 2200
San Antonio, TX 78205
Attn. Phillip M. Renfro, Esq.

or such other address or addresses as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery or completed telecopy, or, if sent by Federal Express or other reputable overnight courier one business day after such sending.

Section 8.06 Expenses. Seller shall bear its expenses and Buyer shall bear its expenses incurred in connection with the transactions contemplated by this Agreement and any Transaction Document (including, without limitation, taxes, accounting and legal fees incurred in connection therewith).

Section 8.07 Severability. The provisions of this Agreement will be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties to make it fully legal, valid, binding, and enforceable, then such provision will be stricken from this Agreement, and the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain in full force and effect.

Section 8.08 Remedies. Seller and Weis specifically agree that any breach or threatened breach of Sections 4.01(b) or 4.03 would cause irreparable injury to the Company and Buyer, that money damages would not provide an adequate remedy to the Company or Buyer, and that each of the Company and Buyer shall accordingly have the right and remedy (i) to obtain an injunction prohibiting Seller or Weis from violating or threatening to violate such provisions, (ii) to have such provisions specifically enforced by any court of competent jurisdiction, and (iii) to require Seller and Weis to account for and pay over to the Company all compensation, profits, monies,

accruals, increments or other benefits derived or received by Seller or Weis as the result of any transactions constituting a breach of such provisions.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BUYER: ONCOVISTA, INC.

By: ______________________
Name:
Title:

SELLER: LIPITEK INTERNATIONAL, INC.

By: ______________________
Name:
Title:

FOR PURPOSES OF SECTIONS 4.0.1(b), 4.03, 6.03 AND 6.04 ONLY

____
Dr. Alexander L. Weis, Ph.D.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BUYER: ONCOVISTA, INC.

By: ____________________

Name:

Title:

SELLER: LIPITEK INTERNATIONAL, INC.

By: Alexander L. Weis

Name: Alexander L. Weis

Title: President + CEO

FOR PURPOSES OF SECTIONS 4.0.1(b), 4.03, 6.03 AND 6.04 ONLY

Alexander L. Weis

Dr. Alexander L. Weis, Ph.D.

Schedule 2.02
Company Certificate of Organization and Regulations

Schedule 2.03
Consents

Schedule 2.07
Contracts

1. Pending proposals and initiatives with multiple government agencies for research and development contracts
2. Future contracts
3. Contacts and know how of Lipitek International and Lipitek Research
4. Patentable know-how from current and future contracts
5. Rights for OncoVista to license in current and future technology stemming from contracts

Schedule 2.08
Company Operations

Schedule 2.09
Real and Personal Property Leased to Company